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                                                                  EXHIBIT 10.39

                                  CONFIDENTIAL

                          TERM SHEET FOR DEBT FINANCING


Lender: Motorola, Inc. or one or more designated wholly-owned subsidiaries of Motorola, Inc. (collectively, "Motorola")

Borrower:                 Nextel Communications, Inc., Nextel Finance Company,
                          and the other Restricted Companies party to the Vendor Financing Agreement (but in each case, only to the extent permitted under the terms of the Bank
                          Credit Agreement; such entities collectively, the "Borrowing Entities").

Maximum Amount
Available                 U.S. $450 Million

Debt Type/
Instruments:              A $50 Million increase of Tranche A Loans under the
                          current Vendor Financing Agreement (or the establishment of a new Tranche if Nextel and Motorola should agree); plus $200 Million of new, Second
                          Secured Loans, Tranche D, and $200 Million of Senior
                          Secured Loans, Tranche E, all under an Amended Vendor
                          Financing Agreement.

Commitment
Period:                   Closing Date to March 31, 1999

Interest Rate and
Payment: Tranche D Loans shall earn interest at a floating rate equal to 75 Basis Points under the previous months average yield of the Nextel Bonds maturing 9/03 as published in the Wall Street Journal, payable quarterly in arrears. Tranche E Loans shall earn interest at a rate equal to 2.75% over the Prime Rate on a floating basis (based on a 365/366 day year and actual days elapsed), payable quarterly in arrears. If and when the Tranche D Loans become Senior Secured Loans, the interest rate on the Tranche D Loans shall be reduced to 2.00% over the Prime Rate on a floating basis. Quarterly cash-only interest payments for both Tranche D and Tranche E Loans shall commence April 1, 2001 (first cash-only interest payment date June 30, 2001) until Final Maturity Date.

Permitted Uses of
Funds:                    The Borrowing Entities may borrow the increased
                          amount of the Tranche A Loans for the same purposes and permitted uses as are applicable to borrowings made under the existing Vendor Financing Agreement. The Borrowing Entities may borrow amounts of the new Tranche D Loans and the new Tranche E Loans exclusively for purchasing wireless communications fixed network equipment, software or related goods and/or services
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                          manufactured or supplied by or through Motorola, and
                          the transportation, sales and use taxes, installation, testing and/or optimization costs related to such equipment or software ("Purchase Borrowings"), provided that all such Purchase Borrowings are deployed within the US. If any of the Borrowing Entities initially elects to pay cash for any Purchase Borrowings, they may reborrow such payments at a later date provided that they shall have purchased items of the type that would have qualified for a Purchase Borrowing, and were paid for during the period beginning on the date hereof and ending on the date of the relevant reborrowing request with funds not borrowed under either the existing Vendor Financing Agreement or the Amended Vendor Financing Agreement, in an aggregate dollar amount at least equal to the dollar amount of all Purchase Borrowings that would then be outstanding (treating as outstanding the loans covered by the relevant reborrowing request). Any other uses of the Tranche D Loans or Tranche E Loans, including the repayment of debt or other obligations of Borrowing Entities, is prohibited.

Maturity Date:            June 30, 2003

Amortization:             Subject to Voluntary Prepayments and Mandatory
                          Prepayments as provided in the Vendor Credit
                          Agreement, all principal and accrued but unpaid interest due will be due and payable in full on the Maturity Day.

Voluntary
Prepayments:              As provided for in the Vendor Financing Agreement.

Mandatory
Prepayments:              As provided for in the Vendor Financing Agreement
                          with the addition that i) in the event Nextel, or Motorola, is successful in finding an investor(s) that is reasonable acceptable to Nextel to contribute additional equity to Nextel, then any Tranche E Loans outstanding will be repaid from such equity proceeds on a dollar for dollar basis and any remaining Tranche
                          E. Commitments will be automatically terminated on a dollar for dollar basis and Nextel agrees to use their best efforts in a good faith manner to locate such investor(s); ii) in the event any of the Borrowing
                          Entities are able to increase the amount of funds available under the Credit Agreement above $1.905B, then for each dollar of additional loans greater than $1.905B, the Amended Vendor Agreement Tranche E Loan
                          Commitment shall be reduced by a dollar. Nextel acknowledges that, so long as any amount of Tranche E
                          Loans are outstanding or any Tranche E Loan Commitment remains in effect, any proceeds from i) and ii) will not be used to repay Loans under the Credit Agreement.

Security:                 As provided for in the Vendor Financing Agreement
                          with the addition that i) all Tranche D Loans shall be
                          second secured to the Loans as contemplated in Section
                          5.02(c)(ii)(x) of the Intercreditor and Collateral
                          Agency Agreement; ii) that no new Debt beyond $2.3
                          Billion (excluding any Tranche E Loans
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                          under the Amended Vendor Financing Agreement) will be
                          created under the Credit Agreement and the Amended
                          Vendor Financing Agreement which is senior to Tranche
                          D Loans; and iii) in the event any of the Borrowing
                          Entities are successful in raising the Secured Debt limit above $2.3 Billion (excluding any Tranche E
                          Loans made under the Amended Vendor Financing
                          Agreement), the first $200 Million of such increase will be used to automatically convert the Tranche D
                          Loans to Senior Secured Loans or they will be repaid in full. The next $200 Million shall be used to retire the Tranche E Commitment.

Conditions
Precedent to
Initial Borrowing:        For Tranche D Loans:

                          a) As provided for in the Vendor Financing
                          Agreement; plus

                          b) To access the first $100M in Tranche D Loans, the Borrowing Entities must 1) have borrowed all the funds available under the Credit Agreement (1.655B), and all of the funds available under the current Vendor Financing Agreement ($345M), 2) McCaw shall have contributed equity to Nextel associated with the exercise of options expiring in 1997 ($232.5 Million).

                          c) To access the second $100M in Tranche D Loans, in addition to the conditions provided in b) above, the Borrowing Entities must have borrowed in full the Credit Agreement Tranche E Funds ($250M) by the time of borrowing the remaining $100M in Tranche D Loans.

                          d) Nextel shall have borrowed all of the additional Tranche A Loans under the Amended Vendor Financing Agreement ($50M).

                          e) Motorola shall have received an updated business plan reflecting the impact of the required and contemplated borrowings.

                          For Tranche E Loans:

                          a) As provided for in the Vendor Financing
                          Agreement; plus

                          b) Borrowing Entities must have borrowed all of the funds available under the Credit Agreement ($1.905B), all of the funds available under the current Vendor Financing Agreement $345M), all of the additional Tranche A Loans under the Amended Vendor Financing Agreement ($50M), and all of the Tranche D Loans ($200M) available under the Amended Vendor Financing Agreement.

                          c) McCaw shall have contributed the $232.5M of equity referred to in (e) above.
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                          d) Nextel shall have raised an additional $250M in
                          Unsubordinated Debt.

                          e) Nextel must be continuing to use their good faith, best efforts to locate an investor(s) to contribute additional equity to Nextel of at least $400 Million.

                          f) McCaw will lend Nextel $50M on a pro rata basis with the Tranche E Loans and on the same terms and conditions as the Tranche E. Loans.

Conditions
Precedent to
Subsequent
Borrowings:               For Tranche D Loans:

                          a) As provided for in the Vendor Financing Agreement;

                          For Tranche E Loans:

                          a) As provided for in the Vendor Financing Agreement; plus

                          b) Nextel must be continuing to use their good faith, best efforts to locate an investor(s) to contribute additional equity to Nextel of at least $400 Million.

Loan Documents:           The Vendor Financing Agreement dated September 27,
                          1996, as amended.

Assignment:               As provided for in the Vendor Financing Agreement;
                          plus the requirement that Motorola must hold at least
                          $50 Million of Loans for their own account shall be satisfied either (a) by Motorola actually holding at least $50 Million of Loans from either the original
                          Senior ($395 Million) Vendor Financing or from the
                          New Tranche D, as Motorola may elect, for their own account or (b) by Motorola being subject to a valid commitment to lend at least $50 Million pursuant to the original Senior ($395 Million) Vendor Financing
                          Agreement.

Consents and
Waivers:                  As provided for in the Vendor Financing Agreement

Governing Law:            As provided for in the Vendor Financing Agreement

Maximum
Outstandings:             Motorola's commitment is to lend up to $755 Million
                          under the Amended Vendor Financing Agreement in the
                          US, but only $555 Million of the Loans can ever be
                          outstanding in the US that are held by Motorola for
                          its account at any point in time.  Motorola's
                          worldwide outstanding limit is increased to $650
                          Million with a maximum non US outstanding of $400
                          Million at any point in time and with certain country
                          loan limits.  Nextel agrees to use its best efforts in
                          assisting Motorola to sell to third parties on a
                          non-recourse basis sufficient loans so that the total
                          outstandings under the Amended Vendor Financing
                          Agreement, including the Tranche E Loans that are held
                          by
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                          Motorola for its account, is not greater than $555
                          Million. Each of the Borrowing Entities further agrees that it will not draw down any Tranche E Loans
                          i) before March 31, 1998; ii) before Motorola has sold at least $200 Million of Amended Vendor Finance
                          Agreement Outstandings to third parties on a non recourse basis; and iii) unless such Tranche E Loans are on a Senior Secured basis.

Expiration:               This offer will automatically expire unless accepted
                          in writing within 30 days.


NEXTEL COMMUNICATIONS, INC.             MOTOROLA, INC.



  /s/Steven Shindler                       /s/Richard D. Severns
----------------------------            ----------------------------
Nextel Communications                   Motorola
Steven M. Shindler                      Richard D. Severns
Senior Vice President and               Senior Vice President
Chief Financial Officer                 Director of Finance and
                                          General Manager
                                        Network Services and Strategy Group
                                          Land Mobile Products Sector

Dated: as of March 26, 1997







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